Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All of the Company’s subsidiaries listed below are wholly owned.

Name	Jurisdiction of Incorporation or Organization

PL-US International LLC

Rapid Machine Group LLC

Rapid Sheet Metal LLC

NH Rapid Machining LLC

Rapid Wire and Cable LLC

Proto Labs Ltd.

PL Euro Services Ltd.

PL International UK LLP

PL International Holdings UK Ltd.

Proto Labs Distribution Ltd.

PL DE Holding GmbH

Proto Labs GmbH

Proto Labs Eschenlohe GmbH

PL Finland Oy

Proto Labs AB

Proto Labs G.K.

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